Exhibit 10.28
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is effective as of the 14th day of January, 2008, and is made by and between PREMIER EXHIBITIONS, INC., a Florida corporation (the “Company”), and Robert Sirmans (the “Executive”).
WITNESSETH:
     WHEREAS, the Company desires to employ the Executive in accordance with the terms and conditions contained in this Agreement and wishes to ensure the availability of the Executive’s services to the Company; and
     WHEREAS, the Executive desires to accept such employment and to render his services in accordance with the terms and conditions contained in this Agreement; and
     WHEREAS, the Executive and the Company desire to enter into this Agreement, which will fully recognize the contributions of the Executive and assure harmonious management of the Company’s affairs;
     NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:
     1. Term of Employment
          (a) Offer/Acceptance/Effective Date. As previously approved by the Company’s Board of Directors, the Company hereby offers employment to the Executive, and the Executive hereby accepts employment with the Company, subject to the terms and conditions set forth in this Agreement.
          (b) Term. The term of this Agreement shall commence as of the date referenced above (the “Effective Date”) and shall remain in effect for a period of three years thereafter (the “Term”).
     2. Duties.
          (a) General Duties. Executive shall serve as the Company’s Vice President of Business Development and Strategy and will report directly to Bruce Eskowitz, the Company’s President and C.E.O.
          (b) Best Efforts. The Executive covenants to use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement in a competent, diligent, and faithful manner. The Executive shall devote substantially all of his business time, energy and experience to the performance of his duties hereunder, and shall not engage in any other business activities, as an employee, director, consultant or in any other capacity, whether or not he receives compensation therefore, without the prior written consent of the Company’s Board of Directors; provided, however, that the Executive may (i) manage his own passive investments (with appropriate disclosure to the Board); (ii) serve on civic, charitable or non-profit boards or committees, so long as any of such activities do not interfere with the performance of the Executive’s responsibilities to the Company under this Agreement; and (iii) continue serving on an advisory board to “Get Interactive.”
          (c) Location of Employment. The Executive shall work at the Company’s headquarters located at 3340 Peachtree Road, NE, Suite 2250, Atlanta, GA 30326.
     3. Compensation and Expenses.
          (a) Base Salary. For the services of the Executive to be rendered by him under this Agreement, the Company will pay the Executive an annual base salary of Two Hundred Seventy Five Thousand Dollars ($275,000) (the “Base Salary”), which shall be subject to annual increases at the discretion of the Company on each Anniversary Date; provided, however, that such Base Salary increases shall not be less than four percent (4%) on a cumulative basis annually, and shall be effective as of each Anniversary Date. The Company shall pay the Executive his Base Salary in equal installments no less than semi-monthly.
          (b) Performance Bonus. Subject to the approval by the Compensation Committee of the Company’s Board of Directors, which approval shall be based on predetermined objective and reasonable criteria comparable to the Company’s other similarly situated executives, the Executive shall be entitled to receive quarterly, semi-annual or annual bonuses of up to 50% of the Base Salary based on the Executive’s performance.
          (c) Expenses. In addition to any compensation received pursuant to this Section 3, the Company shall reimburse the Executive for all reasonable, ordinary and necessary travel, entertainment and other expenses incurred in connection with the performance of his duties under this Agreement, provided that the Executive promptly and properly accounts for such expenses to the Company in accordance with the Company’s policies and practices.
               (i) The Company agrees to pay all of the Executive’s reasonable moving expenses associated with his relocation to Atlanta, Georgia or to such other location to which the Company may move its executive headquarters, including the commission costs and closing costs associated with the sale of Executive’s current residence in Northern Virginia, such payment of commission costs and closing costs not to exceed $50,000. If Executive relocates to Atlanta, Georgia and the Company thereafter moves its executive headquarters to another location, the Company agrees to pay all of the Executive’s reasonable moving expenses to such other location, as well.
               (ii) Until such time as the Company determines whether it intends to maintain its executive headquarters at the current location or move to another location, Executive intends to refrain from effecting a permanent relocation. Accordingly, until the Company makes such determination, and for a reasonable time thereafter allowing Executive to effect appropriate permanent living arrangements, the Company agrees to pay the reasonable costs of temporary housing for the Executive, such expenses to be agreed upon in advance between Executive and Company.
          (f) Stock Options. Provided that the Executive is still employed by the Company on March 1, 2008, the Company shall grant the Executive a stock option to purchase 40,000 shares of the common stock of the Company (the “Option”). The Option shall vest, subject to the

Executive’s continued employment with the Company through the applicable vesting date as follows: 10,000 shares on the first anniversary of the Effective Date (each annual anniversary of the Effective Date, an “Anniversary Date”); 15,000 shares on the second Anniversary Date; and 15,000 shares on the third Anniversary Date. The per-share exercise price for the Option shall be equal to the closing bid price of such shares on the date of grant. The Option shall have a term of ten years from the date of grant. The Option shall be represented by a stock option agreement, the terms of which shall be consistent with this subsection, and shall contain such other terms as are consistent with the Company’s award of stock options.
          (g) Restricted Stock. Provided that the Executive is still employed by the Company on March 1, 2008, the Company shall grant the Executive 70,000 shares of the common stock of the Company, which shares shall be restricted (the “Restricted Stock”). The Restricted Stock shall vest, subject to the Executive’s continued employment with the Company through the applicable vesting date, as follows: one-third on the first Anniversary Date; one- third on the second Anniversary Date; and one-third on the third Anniversary Date. The Restricted Stock shall be represented by a restricted stock agreement, the terms of which shall be consistent with this subsection, and shall contain such other terms as are consistent with the Company’s award of restricted stock.
     4. Benefits.
          (a) Personal Days. For each calendar year during the Term, the Executive shall be entitled to six paid personal days.
          (b) Vacation. For each calendar year during the Term, the Executive shall be entitled to four weeks of vacation (which shall accrue and vest, except as hereinafter provided to the contrary, on the Effective Date and on each January 1St thereafter) without loss of compensation or other benefits to which he is entitled under this Agreement. Notwithstanding the foregoing, the Executive acknowledges and agrees that to the extent reasonably necessary he will be responsible for performing his duties and responsibilities as Vice President of Business Development and Strategy during any such vacation. The Executive shall take his vacation at such times as the Executive may select except that Executive shall be responsible for insuring that his duties and responsibilities as the Company’s Vice President of Business Development and Strategy during such vacation are not neglected.
          (c) Employer Benefit Programs. In addition to the compensation to which the Executive is entitled pursuant to the provisions of Section 3 above, during the Term the Executive will be entitled to participate in any stock option plan, stock purchase plan, pension or retirement plan, and insurance or other employee benefit plan that is maintained at that time by the Company for its employees, including programs of life, disability, basic medical and dental, and supplemental medical and dental insurance.
          (d) Health Insurance. The Executive shall be entitled to participate in the Company’s health insurance program provided to its employees, and the Company shall pay the annual premiums for Executive and his family.

     5. Termination.
     (a) Termination for Cause. The Company may terminate the Executive’s employment pursuant to this Agreement for “Cause” upon the occurrence of any of the following events:
               (i) the Executive is convicted of a crime involving moral turpitude, dishonesty, fraud, or any securities related crime ;
               (ii) the Executive engages in conduct that constitutes gross neglect or gross misconduct in carrying out his duties under this Agreement resulting, in either case, in material economic harm to the Company; or
               (iii) the Executive fails to perform any material obligation set forth in this Agreement and such failure is not cured by the Executive within 30 days after written notice to the Executive by the Company.
               Upon any termination for Cause, the Executive shall have no right to compensation, bonus, severance, or other reimbursement pursuant to this Agreement or otherwise, except that the Executive shall be entitled to all compensation and benefits that have accrued and /or vested as of the date of termination.
          (b) Death. This Agreement and the Company’s obligations hereunder will terminate upon the death of the Executive. Upon the termination of this Agreement due to the death of the Executive, the Company will pay the Executive’s legal representative the Base Salary (which may include any accrued but unused vacation time) at such time pursuant to Section 3(a) through the date of such termination of employment, plus any other compensation that may be due and unpaid.
          (c) Disability. This Agreement and the Company’s obligations hereunder will terminate upon the disability of the Executive. For purposes of this Section 5(c), “disability” shall mean that for a period of six months in any 12-month period, the Executive is incapable of substantially fulfilling the duties set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease as determined by an independent physician mutually acceptable to the Company and the Executive. Upon the termination of this Agreement due to the disability of the Executive, the Company will pay the Executive the Base Salary (which may include any accrued but unused vacation time) at such time pursuant to Section 3(a) through the date of such termination of employment (or, if the Company has a disability policy in effect at the time of termination, until the date upon which such disability policy begins payment of benefits, subject to Section 12(e) below), plus any other compensation that may be due and unpaid.
          (d) Voluntary Termination. Prior to any other termination of this Agreement, the Executive may, on 30 day’s prior written notice to the Company given at any time, terminate his employment with the Company. Upon any such termination, the Company shall pay the Executive his Base Salary at such time pursuant to Section 3(a) through the date of such termination of employment (which shall include any vested and accrued but unused vacation time).

          (e) Termination without Cause. If the Company terminates the Executive’s employment for any reason other than “Cause” as defined in Section 5(a) above, Executive shall be entitled to a lump-sum payment equal to six months of the Executive’s Base Salary at such time pursuant to Section 3(a). Such payment shall be made on the date that is six months following the date of the termination or as soon as administratively practicable thereafter. In addition, the Option and the Restricted Stock detailed in Sections 3(f) and 3(g) above which have not yet vested shall continue to vest and accrue in accordance with the schedules provided for in Sections 3(f) and 3(g) above, respectively, and the requirements thereunder of continued employment through the dates of vesting shall be deemed waived.
The Company shall have no right to terminate Executive without Cause until after March 1, 2008.
     6. Restrictive Covenants.
          (a) Competition with the Company. The Executive covenants and agrees that, during the Term, the Executive will not, without the prior written consent of the Company, directly or indirectly (whether as a sole proprietor, partner, stockholder, director, officer, employee or in any other capacity as principal or agent), compete with the Company. Notwithstanding this restriction, the Executive shall be entitled to invest in stock of other competing public companies so long as his ownership is less than 5% of such company’s outstanding shares.
          (b) Disclosure of Confidential Information. The Executive acknowledges that during his employment with the Company he will gain and have access to confidential information regarding the Company and its subsidiaries and affiliates. The Executive acknowledges that such confidential information as acquired and used by the Company or any of its subsidiaries or affiliates constitutes a special, valuable and unique asset in which the Company or any of its subsidiaries or affiliates, as the case may be, holds a legitimate business interest. All records, files, materials and confidential information (the “Confidential Information”) obtained by the Executive in the course of his employment with the Company shall be deemed confidential and proprietary and shall remain the exclusive property of the Company or any of its subsidiaries or affiliates, as the case may be. The Executive will not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated, disclose any Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior consent of the Board of Directors of the Company, unless such information previously shall have become public knowledge through no action by or omission of the Executive. Confidential Information shall exclude Executive’s knowledge, expertise, know-how or business acumen, as well as his personal files whether developed or acquired prior to or during the Term.
          (c) Subversion, Disruption or Interference. At no time during the term of this Agreement shall the Executive, directly or indirectly, interfere, induce, influence, combine or conspire with, or attempt to induce, influence, combine or conspire with, any of the employees of, or consultants to, the Company to terminate their relationship with or compete with or ally against the Company or any of its subsidiaries or affiliates in the business in which the Company or any of its subsidiaries or affiliates is then engaged in.

          (d) Enforcement of Restrictions. The parties hereby agree that any violation by the Executive of the covenants contained in this Section 6 will likely cause irreparable damage to the Company or its subsidiaries and affiliates and may, as a matter of course, be restrained by process issued out of a court of competent jurisdiction, in addition to any other remedies provided by law.
     7. Assignability. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the assets and business of the Company.
     8. Indemnification. The Company and the Executive acknowledge that the Executive’s services as an officer of the Company exposes the Executive to risks of personal liability arising from, and pertaining to, the Executive’s participation in the management of the Company. The Company shall defend, indemnify and hold harmless the Executive from any actual cost, loss, damages, attorneys’ fees, or liability suffered or incurred by the Executive arising out of, or connected to, the Executive’s services as an officer of the Company or any of its current, former, or future subsidiaries to the fullest extent allowed by law. The Company will not have any obligation to the Executive under this Section for any loss suffered if the Executive voluntarily pays, settles, compromises, confesses judgment for, or admits liability with respect to without the approval of the Company. Within 30 days after the Executive receives notice of any claim or action which may give rise to the application of this Section, the Executive shall notify the Company or its counsel in writing of the claim or action with a copy thereof. The Executive’s failure to timely notify the Company of the claim or action will relieve the Company from any obligation to the Executive under this Section. The Executive will reasonably assist the Company in the defense of any action. The Company will not indemnify the Executive for any intentional acts or misconduct engaged in by the Executive, including, but not limited to, any acts which could result in cause termination pursuant to Section 5(a) above.
     9. Change of Control.
          (a) A “Change of Control” shall mean the occurrence of any one of the following events:
               (i) during the Term, a majority of the Directors on the Board as of the Effective Date (the “Incumbent Board”) no longer comprises a majority of the Board of Directors of the Company; provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of this Section 9(a)(i), considered as though such person were a member of the Incumbent Board;
               (ii) any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (other than the Executive or entities controlled by the Executive), becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under that act, of 25% or more of the voting power of the Company; or

               (iii) all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting power of the Company, all of the voting power or other ownership interests of the entity or entities, if any, that succeed to the business of the Company).
          (b) The Company and the Executive hereby agree that if the Executive is in the employ of the Company on the date on which a Change of Control occurs (the “Change of Control Date”), the Company will continue to employ the Executive and the Executive will remain in the employ of the Company for the period commencing on the Change of Control Date and ending on the expiration of the Term, to exercise such authority and perform such executive duties as are commensurate with the authority being exercised and duties being performed by the Executive immediately prior to the Change of Control Date.
          (c) During the remaining Term after the Change of Control Date, the Company will (i) continue to honor the terms of this Agreement, including the Base Salary and other compensation set forth in Section 3 above, (ii) continue employee benefits as set forth in Section 4 above at levels in effect on the Change of Control Date; and (iii) immediately vest and accrue all outstanding stock options, restricted stock and other securities instruments as detailed in Section 3 above (all subject to such reductions as may be required to maintain such plans in compliance with applicable federal law regulating employee benefits in the wake of a change of control).
     10. Severability. If any provision of this Agreement is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding.
     11. Notice. Notices given pursuant to the provisions of this Agreement shall be sent by certified mail, postage prepaid, or by overnight courier, or telecopier to the following addresses:

To the Company:	Bruce Eskowitz
President and CEO
Premier Exhibitions, Inc.
3340 Peachtree Road, NE
Suite 2250
Atlanta, GA 30326
Fax 404.842.2626

With Copy To:	Brian Wainger
General Counsel
Premier Exhibitions, Inc.
281 Independence Blvd.
Suite 440
Virginia Beach, Va. 23462
Fax 757.257.0380

To the Executive:	Robert Sirmans
c/o Fred Bernstein
Proskauer Rose LLP
2049 Century Park East
Suite 3200
Los Angeles, Ca. 90067-3206
Fax 310.557.2193
     Either party may, from time to time, designate any other address to which any such notice to it or him shall be sent. Any such notice shall be deemed to have been delivered upon the earlier of actual receipt or four days after deposit in the mail, if by certified mail.
     12. Miscellaneous.
          (a) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida and the sole and exclusive venue for any litigation arising out of this contract will be the circuit court in Hillsborough County, Florida.
          (b) Waiver/Amendment. The waiver by any party to this Agreement of a breach of any provision hereof by any other party shall not be construed as a waiver of any subsequent breach by any party. No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought.
          (c) Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and replaces and supersedes any prior agreements or understandings.
          (d) Facsimiles/PDF’s/Counterparts. This Agreement may be executed in counterparts, all of which shall constitute one and the same instrument. Facsimile copies and electronic Portable Document Format files of executed signature pages will be deemed original for all purposes.
          (e) Section 409A of the Code. This Agreement and the benefits provided hereunder are intended to be exempt from or to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury regulations and other applicable guidance issued by the Treasury Department or Internal Revenue Service thereunder (collectively, “Section 409A”), and shall be interpreted and administered consistent with such intent. To the extent required for compliance with the requirements of Section 409A, references in this Agreement to a termination of employment shall mean a “separation of service” within the meaning of Section 409A. Notwithstanding the terms of Section 3, Section 4 or Section 5 of this Agreement, to the extent the Executive is a “specified employee” (as defined by Section 409A) at the time of termination of employment and a payment or provision of a benefit is required to be delayed by six months pursuant to Section 409A, distribution shall be made no earlier than the six-month anniversary of termination of employment.

     IN WITNESS WHEREOF, the Company and the Executive have duly executed this Agreement as of the date first above written.

COMPANY: PREMIER EXHIBITIONS, INC.
By:	/s/ Bruce Eskowitz
Its: President and Chief Executive Officer

EXECUTIVE:
/s/ Robert Sirmans
Robert Sirmans